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FOR IMMEDIATE RELEASE

Contact:  Michael Malone                     Dave Mona
          Polaris Industries Inc,            Shandwick
          612-542-0500                       612-832-5000

                  APPEALS COURT UPHOLDS JURY VERDICT AGAINST POLARIS

     COMPANY SAYS PAYMENT OF DAMAGE AND INTEREST AWARD WILL NOT AFFECT ONGOING
                                     OPERATIONS

     MINNEAPOLIS (August 14, 1998) ---- The U.S. Court of Appeals for the Federal Circuit (the "Court") late Thursday upheld a Colorado District Court jury verdict on a trade secret misappropriation claim brought by Injection Research Specialties, Inc. against Polaris Industries Inc. (NYSE: PII). The court affirmed the jury's award of $34 million in damages against Polaris and remanded the case to the lower court for the calculation of prejudgment interest.

     "We are very disappointed in the court's decision and will weigh our legal options for further appeal," said W. Hall Wendel, Polaris chairman and chief executive officer. "Should the verdict stand, our strong financial position, cash flow from operations and overall liquidity will enable us to pay the amounts awarded to the plaintiff without affecting our ongoing operations. We have a strong balance sheet, only $20 million in long-term debt as of June 30, 1998, and generated cash flow from operations of more than $100 million in 1997. Our debt-to-total capital ratio at June 30, 1998, was just 10 percent. So we have ample borrowing capacity to make the award payment and continue to fund ongoing operations."

     The company said it will account for the damage and interest award as a provision for litigation loss as a component of non-operating expenses on its Statements of Operations in the quarter ending September 30, 1998. As a result, the company will report a net loss for the third quarter, 1998. Income from operations is unaffected by the provision for litigation loss.

     Wendel added that none of the technology in dispute in this trade secrets matter is used in any current Polaris products and that the appellate court's decision will not impede the company's ability to offer any of its current or planned products, nor its ability to continue to invest in new product development.

     Polaris Industries Inc, designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles, motorcycles and personal watercraft for recreational and utility use. Polaris is the world's largest snowmobile manufacturer and one of the largest U.S. manufacturers of ATV's and personal watercraft, Polaris Industries Inc. trades on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "PII" and is included in the S&P SmallCap 600 stock price index.